ALLIANCEBERNSTEIN LANDS AT FIFTH + BROADWAY
Global investment management firm signs lease for its new headquarters, taking 205,000 square feet of Class A office at 6.2-acre mixed-use development in downtown Nashville
NEW YORK, NY and NASHVILLE, TN – October 18, 2018 – AllianceBernstein L.P. (“AB”), a leading global investment firm with approximately $550 billion in assets under management, and development team OliverMcMillan Spectrum | Emery LLC (“OM-SE”) today announced AB will officially anchor its global headquarters at Fifth + Broadway, OM-SE’s dynamic 6.2-acre mixed-use project in the heart of downtown Nashville.
“An extensive, year-long search convinced us that Fifth + Broadway is the right choice to help us deliver a state-of-the-art workplace, equipped with collaborative tools, flexible open spaces, modern staff amenities and innovative technology,” said Seth P. Bernstein, President and CEO of AB. “We are excited to make Fifth + Broadway our new corporate headquarters and become a part of the downtown Nashville community.”
AB will be the premier office tenant at 501 Commerce, Fifth + Broadway’s Class A office tower, leasing 205,000 square feet. It will have floors 18 to 25, the top floors of the tower, delivering to them 360-degree views of the Central Business District, Lower Broadway, and the Cumberland River. With prominent placement on the tower, the AB logo will become a distinctive fixture on the Nashville skyline.
AB announced in May of 2018 that it would relocate its global headquarters to Nashville. By 2024, the firm expects to complete all phases of its move, bringing approximately 1,050 corporate office jobs, which include finance, IT, operations, legal, compliance, internal audit, human resources and client service, sales and marketing for the institutional and retail channels to its new headquarters. AB plans to establish a new Private Wealth Management office at 501 Commerce as well.
“AB’s move to Nashville enhances our city’s deep and talented workforce and reinforces our growing presence as a hub of the financial services industry, while the new headquarters at Fifth + Broadway will create additional employment, opportunity and revenue in the heart of downtown,” said Mayor David Briley.
“With AB as our anchor office tenant, the bar is raised for everyone who lives, works or operates a business at Fifth + Broadway,” said Pat Emery of the Fifth + Broadway development team. “The high-quality jobs that will be housed at Fifth + Broadway will benefit downtown, all of Nashville and the entire region.”

Fifth + Broadway is strategically placed at the heart of downtown Nashville. Its immediate neighbors include Bridgestone Arena, home of the NHL’s Nashville Predators, and the world-famous Ryman Auditorium.
The project also includes the 55,000-square-foot, first-of-its-kind National Museum of African American Music, 200,000 square feet of entertainment and retail (including a flagship H&M, multi-story food hall from The Food Hall Co. and popular burger restaurant Shake Shack), and 386 residential units.
Fifth + Broadway is set to open by midyear 2020.
Neil Goldmacher, Brian Goldman, and Jared Horowitz of Newmark Knight Frank and Kim Moore with Newmark Knight Frank’s Incentive Group represented AB. Rob Lowe and Stewart Lyman of Cushman & Wakefield represented OM-SE.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2018, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.9% of AllianceBernstein and AXA Equitable Holdings, Inc. (“EQH”), directly and through various subsidiaries, owned an approximate 64.7% economic interest in AllianceBernstein. AXA S.A. owns approximately 71.9% of the outstanding stock of EQH.
Additional information about AB may be found on our website, www.alliancebernstein.com.

About Fifth + Broadway
Fifth + Broadway is one of the largest single mixed-use developments in the history of Nashville and the state of Tennessee. The transformative downtown project, which replaces the 6.2-acre Nashville Convention Center site, will deliver 200,000 square feet of strategically important retail and entertainment, the 55,000 square foot National Museum for African American Music, 371,000 square feet of Class-A office space at 501 Commerce, 386 residential units, and more than 2,000 parking spaces. The project is being developed by OliverMcMillan Spectrum | Emery LLC.

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